Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of November 2003.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2003.

Operational Statistics for the month of November 2003 and the comparative figures for the previous month are as follows:-

	November 2003	October 2003
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	63.108 million	62.329 million
• Post-paid Subscribers	32.340 million	32.213 million
• Pre-paid Subscribers	30.768 million	30.116 million
Aggregated Net Addition in 2003 of GSM Cellular Service Subscribers	9.643 million	8.864 million
• Post-paid Subscribers	2.622 million	2.495 million
• Pre-paid Subscribers	7.021 million	6.369 million
Aggregated Number of CDMA Cellular Service Subscribers	15.746 million	14.650 million
• Post-paid Subscribers	15.085 million	14.174 million
• Pre-paid Subscribers (Note 3)	0.661 million	0.476 million
Aggregated Net Addition in 2003 of CDMA Cellular Service Subscribers	9.502 million	8.405 million
• Post-paid Subscribers	8.841 million	7.930 million
• Pre-paid Subscribers (Note 3)	0.661 million	0.475 million
2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2003 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	7.2328 billion	6.4111 billion
• Domestic Long Distance	7.1197 billion	6.3083 billion
• International, Hong Kong, Macau & Taiwan Long Distance	0.1131 billion	0.1028 billion
Aggregated Usage Volume in 2003 of Outgoing Calls of IP Telephone (minutes)	10.2276 billion	9.1328 billion
• Domestic Long Distance	10.0947 billion	9.0109 billion
• International, Hong Kong, Macau & Taiwan Long Distance	0.1329 billion	0.1219 billion
3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	12.100 million	11.600 million
4. PAGING SERVICES:
Aggregated Number of Paging Subscribers	9.313 million	10.054 million

Notes:

1.                    All the Aggregated Numbers recorded for the months of October 2003 and November 2003 are aggregated data reported at 24:00 on 31 October 2003 and 30 November 2003 respectively.

2.                    The accounting periods of all Aggregated Net Additions in 2003 and all Aggregated Usage Volumes in 2003 for the months of October and November 2003 are the period commencing from 0:00 on 1 January 2003 to 24:00 on 31 October 2003 and the period commencing from 0:00 on 1 January 2003 to 24:00 on 30 November 2003 respectively.

3.                    CDMA prepaid service was only launched in July 2003. Up to November 2003, CDMA prepaid service has already been launched in cities and provinces including Beijing, Tianjian, Shanghai, Jilin, Heilongjiang, Anhui, Jiangxi, Shandong, Hubei, Guangdong, Guangxi, Chongqing, Sichuan, Shaanxi and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of October and November 2003 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 18 December 2003